Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of AssetMark Financial Holdings, Inc. on Form S-1 of our report dated March 11, 2019 on the 2017 consolidated financial statements of AssetMark Financial Holdings, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

New York, New York

June 24, 2019